Exhibit 5.1

Mayer Brown International LLP

201 Bishopsgate

London EC2M 3AF

Telephone: +44 20 3130 3000

Fax: +44 20 3130 3001

www.mayerbrown.com
DX 556 London and City

22 May 2015

GW Pharmaceuticals plc
Sovereign House
Vision Park, Chivers Way
Histon
Cambridge CB24 9BZ

Our ref:	20456/13428626

Dear Sirs

Registration Statement on Form S-8

1.	Background

We have acted for GW Pharmaceuticals plc, a public limited company incorporated under the laws of England and Wales (the "Company"), as its legal advisers in England in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed on or about 22 May 2015 by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder (the "Rules"), relating to the registration of an aggregate of 18,262,293 ordinary shares of £0.001 each in the Company (the "Shares"). The Shares are issuable under the GW Pharmaceuticals plc Long-Term Incentive Plan (the "Plan").

The existing issued ordinary shares of the Company are admitted to trading, and application will be required to be made for the Shares issued under the Plan to be admitted to trading, on the AIM market operated by London Stock Exchange plc ("AIM").

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instructions in relation to this opinion solely from the Company.

2.	Examination and enquiries

(a)	For the purpose of giving this opinion, we have examined:

(i)	a copy of the Registration Statement; and

(ii)	a certificate dated 22 May 2015 signed by the company secretary of the Company (the "Officer's Certificate") relating to certain factual matters and having annexed thereto copies (certified by the company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(A)	the certificate of incorporation, the certificates of incorporation on change of name, the memorandum and articles of association of the Company and the preceding articles of association in force from 31 May 2001;

(B)	the rules of the Plan;

(C)	minutes of meetings of the board of directors of the Company held on 15 January 2008 and 24 March 2015;

(D)	minutes of meetings of the remuneration committee of the board of directors of the Company held on 14 March 2013 and 5 May 2015; and

(E)	minutes of the annual general meetings of the shareholders of the Company held on 18 March 2008 and 5 February 2015 (together with notice of annual general meeting dated 6 January 2015).

(b)	For the purpose of giving this opinion, we have:

(i)	on 29 April 2015 made, and on 22 May 2015 updated, an online search of the register kept by the Registrar of Companies in respect of the Company (the "Company Search"); and

(ii)	made a telephone enquiry in respect of the Company of the Central Index of Winding Up Petitions on 22 May 2015 at 11:58 (BST) (the "Telephone Search", and together with the Company Search, the "Searches").

(c)	For the purposes of giving this opinion, we have only examined and relied on those documents and made those searches and enquiries set out in paragraphs 2(a) and (b) respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of this opinion.

(d)	We have made no enquiry, and express no opinion, as to any matter of fact. As to matters of fact which are material to this opinion, we have relied entirely and without further enquiry on statements made in the documents listed in paragraph 2(a).

3.	Assumptions

(a)	In giving this opinion we have assumed:

(i)	the genuineness of all signatures, seals and stamps;

(ii)	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold;

(iii)	the authenticity and completeness of all documents submitted to us as originals;

(iv)	the conformity with the original documents of all documents reviewed by us as drafts, specimens, pro formas or copies and the authenticity and completeness of all such original documents;

(v)	that each of the meetings referred to in paragraphs 2(a)(ii)(C), (D) and (E) (Examination and enquiries) was duly convened, constituted and held in accordance with all applicable laws and regulations; that in particular, but without limitation, a duly qualified quorum of directors or, as the case may be, shareholders was present in each case throughout the meeting and voted in favour of the resolutions; and that, in the case of a board or committee meeting, each provision contained in the Companies Act 2006 or the articles of association of the Company relating to the declaration of directors' interests or the power of interested directors to vote and to count in the quorum was duly observed;

(vi)	that in each case the minutes referred to in paragraphs 2(a)(ii)(C), (D) and (E) (Examination and enquires) are a true record of the proceedings of the relevant meeting and that each resolution recorded in those minutes has not been amended or rescinded and remains in full force and effect;

(vii)	that the directors of the Company acted in accordance with ss171 to 174 Companies Act 2006 in approving the resolutions recorded in the minutes referred to in paragraphs 2(a)(ii)(C) and (D) (Examination and enquiries); and that all actions to be carried out by the Company pursuant to those resolutions are in its commercial interests;

(viii)	that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the matters contemplated by the Registration Statement;

(ix)	that the information disclosed by the Searches is true, accurate, complete and up-to-date and that there is no information which, for any reason, should have been disclosed by those Searches but was not so disclosed;

(x)	that all grants of awards made under the Plan have been, or will be, validly made in accordance with the rules of the Plan;

(xi)	that no share is acquired as a consequence of a communication made in breach of s21(1) Financial Services and Markets Act 2000;

(xii)	that no application has been or will be made for any shares to be listed or admitted to trading on a regulated market situated or operating in the United Kingdom;

(xiii)	that application will be made to London Stock Exchange plc for admission of Shares issued pursuant to the Plan to trading on AIM in accordance with the rules of AIM;

(xiv)	that on each date on which the Company allots and issues any Shares (each an "Allotment Date") the Company will have complied with all applicable laws relevant to the allotment and issue of those Shares;

(xv)	that as at each Allotment Date the documents examined, and the results of the searches and enquiries made, as set out in paragraph 2 (Examination and enquiries) would not be rendered untrue, inaccurate, incomplete or out-of-date by reference to subsequent facts, matters, circumstances or events;

(xvi)	that the aggregate issue price in respect of the Shares is not less than the nominal value of each Share;

(xvii)	that the directors of the Company as at each Allotment Date will be duly authorised pursuant to the articles of association of the Company in force at the Allotment Date, the Companies Act 2006 and any relevant authority given by the members of the Company in general meeting to grant such awards and/or to allot and issue the relevant Shares, and that any pre-emption rights that would otherwise apply in relation to such allotment and issue will have been validly disapplied; and

(xviii)	that the directors of the Company as at each Allotment Date will have validly resolved to allot and issue the relevant Shares.

(b)	In relation to paragraph 3(a)(ix), it should be noted that this information may not be true, accurate, complete or up-to-date. In particular, but without limitation:

(i)	there may be matters which should have been registered but which have not been registered or there may be a delay between the registration of those matters and the relevant entries appearing on the register of the relevant party;

(ii)	there is no requirement to register with the Registrar of Companies notice of a petition for the winding-up of, or application for an administration order in respect of, a company. Such a notice or notice of a winding-up or administration order having been made, a resolution having been passed for the winding-up of a company or a receiver, manager, administrative receiver, administrator or liquidator having been appointed may not be filed with the Registrar of Companies immediately and there may be a delay in any notice appearing on the register of the relevant party;

(iii)	the results of the Telephone Search relate only to petitions for the compulsory winding up of, or applications for an administration order in respect of, the Company presented prior to the enquiry and entered on the records of the Central Index of Winding Up Petitions. The presentation of such a petition, or the making of such an application, may not have been notified to the Central Index or entered on its records immediately or, if presented to a County Court or Chancery District Registry, at all; and

(iv)	in each case, further information might have become available on the relevant register after the Searches were made.

4.	Opinion

(a)	On the basis of the examination and enquiries referred to in paragraph 2 (Examination and enquiries) and the assumptions made in paragraph 3 (Assumptions), we are of the opinion that the Shares allotted and issued pursuant to the Plan will, when the Company has received the aggregate issue price in respect of such Shares in accordance with the rules of the Plan and the names of the holders of such Shares are entered in the register of members of the Company, be validly issued, fully paid and no further amount may be called thereon.

(b)	This opinion is strictly limited to the matters expressly stated in this paragraph 4 and is not to be construed as extending by implication to any other matter.

5.	Law

(a)	This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.

(b)	This opinion relates only to English law (being for these purposes, except to the extent we make specific reference to an English law "conflict of law" (private international law) rule or principle, English domestic law on the assumption that English domestic law applies to all relevant issues) as applied by the English courts as at today's date, including the laws of the European Union to the extent having the force of law in England.

(c)	We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in English law or factual matters.

(d)	We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Company, any document or any other matter contemplated by any document would or might affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

Yours faithfully

/s/ Mayer Brown International LLP

Mayer Brown International LLP

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